EXHIBIT 99.1
FOR IMMEDIATE RELEASE
STERLING CONSTRUCTION COMPANY, INC. ANNOUNCES
SECONDARY OFFERING BY CERTAIN STOCKHOLDERS
Houston, TX — June 6, 2006. Sterling Construction Company, Inc. (“Sterling” or the “Company”) (Nasdaq: STRL), today announced the proposed offering of 600,000 shares of common stock by three current officers and directors and by one of Sterling’s founders (the “Selling Stockholders”), through a firm commitment underwritten public offering. The Selling Stockholders also intend to grant the underwriter a 30-day option to purchase up to an additional 90,000 shares to cover over-allotments, if any.
The Selling Stockholders and the number of shares to be offered by them are as follows: Joseph P. Harper, Sr., President, COO and Director (200,000 shares); Maarten D. Hemsley, Chief Financial Officer and Director (150,000 shares); James D. Manning (150,000 shares), and Patrick T. Manning, Chairman of the Board and CEO (100,000 shares). Assuming the sale of these 600,000 shares, after the offering the Selling Stockholders would beneficially own approximately 13% of Sterling’s outstanding common stock, on a diluted basis.
Sterling will not receive any proceeds from the sale of shares of common stock to be offered by the Selling Stockholders. The Company will receive cash of $75,000 from the exercise of stock options underlying shares offered by one of the Selling Stockholders, or $86,250 if the underwriter exercises its over-allotment option in full.
The offering is being underwritten by D.A. Davidson & Co. When available, copies of the final prospectus may be obtained from D.A. Davidson & Co. — Prospectus Department, 8 Third Street North, Great Falls, MT 59401, (406) 791-7319. The consummation of the underwriting will be subject to the satisfaction by the Selling Stockholders of certain conditions contained in the underwriting agreement.
A registration statement relating to these securities has been filed and declared effective by the United States Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.
Sterling Construction Company is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure in large and growing markets in Texas. Its transportation infrastructure projects include highways, roads, bridges and light rail and its water infrastructure projects include water, wastewater and storm drainage systems.
Contact:

Sterling Construction Company, Inc.	Investor Relations Counsel
Maarten Hemsley, CFO, 781-934-2219	The Equity Group Inc.
or	Linda Latman 212-836-9609
Joseph Harper, President, 281-821-9091	Lena Cati 212-836-9611
www.sterlingconstructionco.com	www.theequitygroup.com
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